February 20, 1996



Mr. John H. Costello, Assistant Treasurer
Fidelity Advisor Series VIII (the Trust)
82 Devonshire Street
Boston, Massachusetts 02109

Dear Mr. Costello:

Fidelity Advisor Series VIII is a Massachusetts business trust initially created under a written Declaration of Trust under the name Fidelity Special Situations Fund, dated September 22, 1983 and delivered in Boston, Massachusetts on September 23, 1983. A Supplement to the Declaration of Trust, dated and executed on November 16, 1984, was filed with office of the Secretary of the Commonwealth on November 20, 1984. An amended and restated Declaration of Trust dated and executed on October 1, 1986 was filed with the Secretary of the Commonwealth on November 3, 1986. A Supplement to the Declaration of Trust effective
November 29, 1990 was filed with the Secretary of the Commonwealth on November 30, 1990. The name of the Trust was changed to Fidelity Advisor Series VIII by majority vote of the Trustees on July 15, 1993 and an Amendment to the Declaration of Trust dated July 26, 1993 was filed with the Secretary of the Commonwealth on July 27, 1993.

I have conducted such legal and factual inquiry as I have deemed necessary for the purpose of rendering this opinion.

Under Article III, Section 1, of the Declaration of Trust, the beneficial interest in the Trust shall be divided into such transferable shares of one or more separate and distinct series as the Trustees shall from time to time create and establish. The number of shares is unlimited and each share shall be without par value and shall be fully paid and non-assessable. Said section provides that the Trustees shall have full power and authority, in their sole discretion and, so far as provided in the Declaration of Trust, without obtaining any prior authorization or vote of the shareholders of the Trust to create and establish (and to change in any manner) shares into one or more series of shares, to abolish any one or more series of shares, and to take such other action with respect to the shares as the Trustees may deem desirable.

Under Article III, Section 4, the Trustees are empowered to accept investments in the Trust in cash or securities from investments in the Trust, subsequent to the initial contribution of capital, shall be credited to the shareholder's account in the form of full shares of the Trust at the net asset value per share next determined after the investment is received; provided, however, that the Trustees may, in their sole discretion, (a) impose a sales charge upon investments in the Trust, and (b) issue fractional shares.

By a vote adopted on September 13, 1984, and amended on February 22, 1985, the Board of Trustees authorized the issue and sale of an unlimited number of shares of beneficial interest of this Trust in accordance with the terms included in the Registration Statement and subject to the limitations of the Declaration of Trust and any amendments thereto.

I understand from you that, pursuant to Rule 24f-2 under the Investment Company Act of 1940, the Trust has registered an indefinite number of shares under the Securities Act of 1933. I further understand that, pursuant to the provisions of Rule 24f-2, the Trust is about to file with the Securities and Exchange
Commission a notice making definite the registration of 25,421,519 shares of the Trust sold in reliance upon Rule 24f-2 during the fiscal year ended December 31, 1995 (the "Shares").

I am of the opinion that all necessary Trust action precedent to the issue of the Shares has been duly taken, and that all the Shares were legally and validly issued, and are fully paid and non-assessable, except as described in the Statements of Additional Information dated June 30, 1995 under the heading "Description of the Trust."
In rendering this opinion, I rely on the representation by the Trust that it or its agent received consideration for the Shares in accordance with the Declaration of Trust, and I express no opinion as to compliance with the Securities Act of 1933, the Investment Company Act of 1940, or applicable state "Blue Sky" or securities laws in connection with the sales of the Shares.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with a Rule 24f-2 Notice which you are about to file under the 1940 Act with said
Commission.

Very truly yours,


/s/Arthur S. Loring
Arthur S. Loring, Esq.
Vice President - Legal